                                   EXHIBIT 12

                              VORNADO REALTY TRUST

              CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS


                                                                               Year Ended
                                            ---------------------------------------------------------------------------------
                                            December 31,     December 31,     December 31,      December 31,     December 31,
                                                1995             1994             1993              1992             1991
                                            ------------     ------------     ------------      ------------     ------------
Income from continuing operations
    before income taxes                       $53,008          $41,240           $25,386          $ 2,263           $18,000

Fixed charges                                  17,333           14,647            31,610           34,392            35,410
                                              -------          -------           -------          -------           -------

Income from continuing operations
    before income taxes and
    fixed charges                             $70,341          $55,887           $56,996          $36,655           $53,410
                                              =======          =======           =======          =======           =======

Fixed charges:
    Interest and debt expense                 $16,426          $14,209           $31,155          $33,910           $34,930
    1/3 of rent expense -
      interest factor                             465              438               455              482               480
                                              -------          -------           -------          -------           -------
                                               16,891           14,647            31,610           34,392            35,410

    Capitalized interest                          442            1,582               282             -                 -
                                              -------          -------           -------          -------           -------
                                              $17,333          $16,229           $31,892          $34,392           $35,410
                                              =======          =======           =======          =======           =======

    Ratio of earnings to fixed charges           4.06             3.44              1.79             1.07              1.51


Note: For purposes of this calculation, earnings before fixed charges consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one third of operating lease rentals).

    Rent Expense                              $ 1,395          $ 1,313           $ 1,366          $ 1,446           $ 1,441
                                              =======          =======           =======          =======           =======



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